Filed Pursuant to Rule 433(d)

Registration No. 333-134163 and 333-142663

Dated June 26, 2007

FREE WRITING PROSPECTUS

Issuer:

MidAmerican Energy Company

Issue:

5.65% Senior Notes due 2012 (“2012 Notes”)

5.95% Senior Notes due 2017 (“2017 Notes”)

Expected Ratings:

2012 Notes: A2 / A-/ A (stable/stable/stable)

2017 Notes: A2 / A-/ A (stable/stable/stable)

Offering Size:

$400,000,000 in aggregate principal amount of 2012 Notes

$250,000,000 in aggregate principal amount of 2017 Notes

Coupon:

2012 Notes: 5.65% per annum, payable semi-annually on each January 15 and July 15, commencing January 15, 2008

2017 Notes: 5.95% per annum, payable semi-annually on each January 15 and July 15, commencing January 15, 2008

Trade Date:

June 26, 2007

Settlement Date:

June 29, 2007

Maturity:

2012 Notes: July 15, 2012

2017 Notes: July 15, 2017

Treasury Benchmark:

2012 Notes: 4.75% due May 31, 2012

2017 Notes: 4.50% due May 15, 2017

US Treasury Spot:

2012 Notes: 99-03

2017 Notes: 95-17+

US Treasury Yield:

2012 Notes: 4.959%

2017 Notes: 5.078%

Spread to Treasury:

2012 Notes: 70 bps

2017 Notes: 90 bps

Re-offer Yield:

2012 Notes: 5.659%

2017 Notes: 5.978%

Price to Public (Issue Price):

2012 Notes: 99.957%

2017 Notes: 99.787%

Gross Proceeds:

2012 Notes: $399,828,000

2017 Notes: $249,467,500

Optional Redemption:

2012 Notes: Make Whole call, at any time at a discount rate of Treasury plus 15 bps

2017 Notes: Make Whole call, at any time at a discount rate of Treasury plus 20 bps

Minimum Denomination:

$2,000 x $1,000

Bookrunners:

Lehman Brothers Inc.

Greenwich Capital Markets, Inc.

Goldman, Sachs & Co.

Barclays Capital Inc.

BNP Paribas Securities Corp.

Wachovia Capital Markets, LLC

Co-Managers:

ABN AMRO Incorporated

Scotia Capital (USA) Inc.

CUSIP:

2012 Notes: 595620 AF2

2017 Notes: 595620 AG0

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Lehman Brothers Inc. toll-free at 1-888-603-5847, Greenwich Capital Markets, Inc. toll-free at 866-884-2071 or Goldman, Sachs & Co. toll-free at 1-866-471-2526.